                                                                    Exhibit 16.1

                         [Letterhead of KPMG Audit Plc]

Securities and Exchange Commission
Washington, D.C.
20549
USA

July 18, 2006

Ladies and Gentlemen

We were previously engaged as principal accountants to report on the consolidated financial statements of Allied Healthcare International Inc. ("the
Company") as of and for the year ended September 30, 2006, and management's assessment of the effectiveness of internal control over financial reporting as of September 30, 2006 and the effectiveness of internal control over financial reporting as of September 30, 2006. On July 5, 2006, we resigned. We have read the Company's statements included under Item 4.01 of its Form 8-K/A dated July
18, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements that Eisner LLP was not engaged regarding either (i) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the
Company's financial statements or (ii) any matter that was the subject of a disagreement with KPMG Audit Plc or that was a "reportable event" (as such term is defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission).

Very truly yours

/s/ KPMG Audit Plc

KPMG Audit Plc